Exhibit 1.3

3 E Network Technology Group Limited

Company No. 2077832

incorporated in the British Virgin Islands

(the Company)

UNANIMOUS WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY IN ACCORDANCE WITH THE CURRENTLY EFFECTIVE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

PASSED ON OCTOBER 28, 2026

1	DISCLOSURE OF INTEREST

Each of the directors of the Company (the Directors), having duly considered the matter in good faith, has disclosed any relevant direct or indirect interest in the matters contemplated by these resolutions in accordance with the Company's currently effective memorandum and articles of association (the Memorandum and Articles of Association) and the BVI Business Companies Act, Revised Edition 2020 (the Act).

2	FURTHER SHARE CONSOLIDATION

2.1	It is noted that the Company is authorised to issue a maximum of 75,000,000 shares with a par value of USD0.005 each, comprising (i) 50,000,000 class A ordinary shares, par value USD0.005 per share (the Class A Ordinary Shares), and (ii) 25,000,000 class B ordinary shares, par value USD0.005 per share (the Class B Ordinary Shares, together with the Class A Ordinary Shares, the Shares).

2.2	It is noted that the Company’s Class A Ordinary Shares are listed on the Nasdaq Capital Market (Nasdaq).

2.3	It is proposed that:

(a)	the issued and unissued Shares be combined at a ratio of 2 to 1, such that, with effect from the date of registration of a notice of amendment to the Memorandum of Association of the Company by the Registrar of Corporate Affairs in the British Virgin Islands in accordance with the Act pursuant to Resolution 3.2 below, (i) every two (2) issued and unissued class A ordinary shares, par value USD0.005 per share, be consolidated into one (1) class A ordinary share, par value USD0.01 per share, in the Company and (ii) every two (2) issued and unissued class B ordinary shares, par value USD0.005 per share, be consolidated into one (1) class B ordinary share, par value USD0.01 per share, in the Company (the Further Share Consolidation);

(b)	no fractional shares will be issued in connection with the Further Share Consolidation, any fractional shares which would have resulted from the Further Share Consolidation will be rounded up to the next whole number and the Company will not make a cash payment to all the holders of Class A Ordinary Shares and Class B Ordinary Shares;

(c)	all outstanding options, including under any equity incentive plan of the Company, and warrants entitling their holders to purchase the Shares will be adjusted as a result of the Further Share Consolidation, in accordance with the terms of each such security, and the number of Shares reserved for future issuance pursuant to the Company’s equity incentive plans will also be appropriately adjusted in line with the Further Share Consolidation;

(d)	TRANSHARE CORP, the Company’s transfer agent (the Transfer Agent) will act as exchange agent for the Further Share Consolidation;

(e)	the Company apply for a new CUSIP number for the Class A Ordinary Shares; and

(f)	the register of members of the Company and/or the shareholders list of the Company be updated to reflect the Further Share Consolidation.

2.4	It is noted that the Further Share Consolidation will affect all shareholders uniformly and will not alter any shareholder's percentage interest in either the Company's issued Class A Ordinary Shares or issued Class B Ordinary Shares, except for adjustments that may result from the treatment of fractional shares.

2.5	It is noted that in connection with the proposed Further Share Consolidation, the Company may be required to make certain applications, requests or notifications to Nasdaq and the directors wish to authorise the taking of any such required action.

2.6	It is resolved that:

(a)	the approval of the Further Share Consolidation by the Company is in the commercial and best interests of the Company;

(b)	the Further Share Consolidation (including rounding up to the next whole number any fractional shares which would have resulted from the Further Share Consolidation) be and is hereby approved with effect from the date of registration of a notice of amendment to the Memorandum of Association of the Company by the Registrar of Corporate Affairs in the British Virgin Islands in accordance with the Act pursuant to Resolution 3.2 below;

(c)	as a consequence of the Further Share Consolidation, the maximum number of authorised shares of the Company shall be changed with effect from the date of registration of a notice of amendment to the Memorandum of Association of the Company by the Registrar of Corporate Affairs in the British Virgin Islands in accordance with the Act pursuant to Resolution 3.2 below:

FROM: 75,000,000 shares with a par value of USD0.005 each, comprising (i) 50,000,000 class A ordinary shares, par value USD0.005 per share, and (ii) 25,000,000 class B ordinary shares, par value USD0.005 per share;

TO: 37,500,000 shares with a par value of USD0.01 each, comprising (i) 25,000,000 class A ordinary shares, par value USD0.01 per share, and (ii) 12,500,000 class B ordinary shares, par value USD0.01 per share.

(d)	with effect from the date of registration by the Registrar of Corporate Affairs in the British Virgin Islands of the notice of amendment referred to in Resolution 3.2 below, the first paragraph of Clause 7 of the Memorandum of Association of the Company be deleted in its entirety and the following be substituted in lieu thereof:

“The Company is authorized to issue a maximum of 37,500,000 shares with a par value of USD0.01 each, comprising (i) 25,000,000 class A ordinary shares, par value USD0.01 per share, and (ii) 12,500,000 class B ordinary shares, par value USD0.01 per share.”

(e)	each director or officer of the Company (each an Authorised Person) be and is authorised to execute and deliver under hand or under the common seal of the Company (or otherwise as a deed) as appropriate all other documents or instruments and to perform all such acts on behalf of the Company in connection with the Further Share Consolidation including making any applications, requests or notifications to Nasdaq in connection therewith as he/she thinks fit with absolute discretion;

(f)	the Transfer Agent act as exchange agent for the Further Share Consolidation;

(g)	the Company apply for a new CUSIP number for the Class A Ordinary Shares;

(h)	subject to Nasdaq approval, the registered agent of the Company (the Registered Agent) and the Transfer Agent be and are hereby severally authorised and directed to update the register of members of the Company and/or the shareholders list of the Company to reflect the Further Share Consolidation;

(i)	a copy of these resolutions be provided as required as evidence of the approval and authorisation by the Company of the Further Share Consolidation; and

(j)	the Registered Agent be and is hereby authorised and directed to file a notice of reduction in the maximum number of shares that the Company is authorised to issue and a copy of a certified extract of these resolutions with the Registrar of Corporate Affairs in the British Virgin Islands together with the notice of amendment referred to in Resolution 3.2 below and any other notices as required pursuant to the laws of the British Virgin Islands.

3	AMENDMENT TO MEMORANDUM OF ASSOCIATION

3.1	It is proposed that the Memorandum of Association of the Company be amended by deleting the first paragraph of Clause 7 in its entirety and substituting the following wording in lieu thereof (the Amendment):

“The Company is authorized to issue a maximum of 37,500,000 shares with a par value of USD0.01 each, comprising (i) 25,000,000 class A ordinary shares, par value USD0.01 per share, and (ii) 12,500,000 class B ordinary shares, par value USD0.01 per share.”

3.2	It is resolved that:

(a)	the Amendment be and is hereby confirmed and approved with effect from the date of registration of a notice of amendment by the Registrar of Corporate Affairs in the British Virgin Islands in accordance with the Act, and save for the Amendment, the Memorandum and Articles of Association shall remain unchanged and in full force and effect; and

(b)	the Registered Agent be and is hereby authorised and directed to file for registration a notice of amendment to the Memorandum of Association of the Company setting out the Amendment with the Registrar of Corporate Affairs in the British Virgin Islands in accordance with the Act, together with any other notices and necessary extract of these resolutions, as required pursuant to the laws of the British Virgin Islands.

4	ANCILLARY DOCUMENTS AND ACTIONS

It is resolved that:

(a)	the Company gives, makes, signs, executes and delivers all such agreements, letters, notices, certificates, acknowledgements, instructions and other documents (whether of a like nature or not) (the Ancillary Documents) as may be considered necessary or desirable by any director for the purpose of compliance with any condition precedent or the coming into effect of or otherwise giving effect to, consummating or completing or procuring the performance and completion of all or any of the matters described in these resolutions;

(b)	the Ancillary Documents be in the form as any director may approve;

(c)	any director be authorised to sign any Ancillary Document on behalf of the Company (as a deed or under seal if required) together with such amendments to those Ancillary Documents as that director considers necessary or desirable (the signature of any director on any Ancillary Document being conclusive evidence of that director's approval of the Ancillary Document on behalf of the Company);

(d)	all of the Ancillary Documents be valid, conclusive, binding on and enforceable against the Company when approved, executed and delivered in the manner set out in these resolutions; and

(e)	any director be authorised to do any other acts or things that the directors consider necessary or desirable in order to implement the matters referred to in these resolutions.

5	RATIFICATION

It is resolved that anything that has been contemplated by the above resolutions and which has been done on behalf of the Company on or before the date of these resolutions be and is hereby adopted, ratified, confirmed and approved on behalf of the Company in all respects.

6	COUNTERPARTS

These written resolutions may be signed in any number of counterparts and all of the counterparts taken together shall constitute one and the same document.

[Signature pages to follow]

/s/ Tingjun Yang
Tingjun Yang
Director

[Signature Page to Board Resolutions of 3 E Network Technology Group Limited]

/s/ Yu LIU
Yu LIU
Director

[Signature Page to Board Resolutions of 3 E Network Technology Group Limited]

/s/ Chunhui ZHU
Chunhui ZHU
Director

[Signature Page to Board Resolutions of 3 E Network Technology Group Limited]

/s/ Fenfen QI
Fenfen QI
Director